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Investor Presentation March 2003

Certain statements in this presentation contain forward-looking information and are subject to risks and uncertainties, such as statements regarding the costs, timing, design and results of product development and clinical trials, estimates of market size for VAP, the ability of IntraBiotics to successfully develop and commercialize iseganan for VAP and the ability to obtain regulatory approval for any product candidates to treat VAP and projections of future expenses or cash position. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; the Company's ability to obtain similar results to those obtained in other clinical trials using other antibiotics; and the company's ability to obtain regulatory approval or to raise capital through private or public financings when needed or on favorable terms. These and other risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2001 and on Form 10-Q, for the quarter ended September 30, 2002.

Leadership in Drug Development Ernest Mario, Ph.D., Chairman ex Squibb, Glaxo, Alza Henry Fuchs, M.D., President and CEO Herceptin, Pulmozyme Steve Ketchum, Ph. D., VP, Regulatory Affairs Concerta, Ditropan XL Eric Bjerkholt, SVP and CFO ex JP Morgan

Rationale for VAP Program VAP is the most frequent infection in ICU Substantial morbidity and excess cost No drugs approved to prevent Oral-topical antibiotics known to be effective More than 30 previous trials of conventional antibiotics by others Efficacy significant in meta-analyses and most individual trials conducted by third parties >50% reduction in incidence of VAP on average Iseganan has ideal properties to prevent VAP Broad spectrum of antimicrobial activity Safe and active in reducing oral bacteria Low likelihood to engender resistance Anticipate Phase II/III efficacy data in 18 months FDA invited Fast Track application Proposed trial could be first of two for FDA registration

Aspiration into the lungs "Pneumonia" Bacteria from oral cavity Aspiration of oral bacteria causes VAP Mechanical ventilation: patient cannot breathe Difficulty clearing secretions Oral bacteria aspirated Lungs ordinarily sterile Pneumonia ensues Most common ICU infection (approx 20% of intubated patients) Currently treated with systemic antibiotics Preventable with antibiotic prophylaxis

VAP is associated with high morbidity and cost Epidemiology and outcomes of ventilator associated pneumonia in a large US database. Rello, Ollendorf, Oster, Vera-Llonch, Bellm, Redman and Kolleff. (2002) Chest, 122:2115-21. Ventilator Intensive Care Hospital VAP Present 14.3 11.7 25.5 VAP Absent 4.7 5.6 14 * + 9.6 d * +11.5 d * + 6.1 d *p<0.0001 +$41,294* additional hospital charges

Prior Clinical Trials: 65% Average Reduction in VAP from Antibiotic Prophylaxis D'Amico R, Torri V, Tinazzi A, and Liberati A. Effectiveness of antibiotic prophylaxis in critically ill adult patients: systematic review of randomised controlled trials. 1998. BMJ, 316: 1275-85.

Reducing VAP: Additional Health Benefits Antibiotics (n=87) Control (n=78) Statistics Incidence of VAP 10% 31% P=0.001 Courses of systemic antibiotics in ICU 0.95 1.30 P=0.02 Infections 36% 51% P=0.04 ICU Mortality 29% 35% NS Prevention of ventilator-associated pneumonia by oral decontamination: a prospective, randomized, double-blind, placebo controlled study. Bergmans, Bonten, Gaillard, Paling, van der Geest, van Tiel, Beysens, de Leeuw and Stobberingh. (2001). Amer J Respir Crit Care Med, 164:382-8.

Experts Underscore the Importance of Resistance "The data supporting a significant reduction in risk of VAP ... using topical and short-term intravenous antibiotics are strong... What remains to be determined is the long-term effect on antibiotic resistance patterns." Making Health Care Safer: A Critical Analysis of Patient Safety Practices. Prepared for: Agency for Healthcare Research and Quality, US Department of Health and Human Services, July, 2001.

Iseganan: a unique antimicrobial drug Features Analog of porcine neutrophil peptide (protegrin) 17 all-natural amino acids Selected for activity and ease of synthesis Selectively disrupts microbial membranes Broad spectrum of antimicrobial activity Gram-positive and -negative bacteria, yeasts Rapidly bactericidal Reduced oral bioburden by > 2 logs in Phase I/IIa trial Low propensity to engender resistance Applied topically, not systemically absorbed Untreated E. coli Iseganan- treated E. coli

Minutes 0 4 8 12 16 20 2 3 4 5 6 7 8 9 Vehicle 1 mg/mL Vancomycin 1 mg/mL Ciprofloxacin 1 mg/mL Tobramycin 1 mg/mL Iseganan Log CFU/mL Iseganan is rapidly microbicidal in saliva compared to conventional antibiotics In-vitro experiments conducted by IntraBiotics.

Iseganan has a Broad Spectrum Most Common Organisms in VAP Aminoglycosides Polymixins Amphotericin Iseganan Gram-positive Staph. aureus (MSSA) Staph. aureus (MRSA) Strep. pneumoniae + 0 0 0 0 0 0 0 0 + + + Gram-negative P. aeruginosa acinetobacter species enterobacter species H. influenzae + + + + + NA + + 0 0 0 0 + + + + Candida 0 0 + + Key + usually effective clinically or >60% susceptible +- clinical trials lacking or 30-60% susceptible 0 not effective clinically or <30% susceptible NA data not available Source: For aminoglycosides: The Sanford Guide to Antimicrobial Therapy, 13th Edition, 2000. For others: PDR. For iseganan: data on file.

Iseganan has a Low Propensity to Resistance Weekly Serial Passaging of P. aeruginosa 5-Day Serial Passaging of MRSA P. aeruginosa MRSA Organisms known to be insusceptible to iseganan and other antimicrobial peptides, including polymixin, are limited: Proteus and Serratia.

Early safety and antimicrobial efficacy promising 0 0.5 2 4 6 8 12 9 mg solution 3.87 1.45 2.18 2.9 3.32 3.23 3.24 placebo 3.7 3.82 3.86 4.2 3.92 4.1 3.85 Iseganan Phase I & II studies 40 patients 2-3 log reduction in CFU count from oral samples 4-8 hour duration of effect No significant adverse events related to drug No detectable absorption Kolleff, et. al. ICAAC, 2001

Phase II/III to Evaluate Efficacy Expert input: efficacy trial(s) logical next step Proof of principle is established Iseganan has ideal properties for antibiotic prophylaxis Enrollment criteria will give enriched patient pool Known high risk groups to assure VAP frequent in control group Expected to be on MV ? 48 hours 500 patients: 88% power to evaluate efficacy Assumes VAP rate in placebo is 20% Anticipate 50% reduction in VAP Primary endpoint: reduction in microbiologically confirmed VAP Secondary endpoints: reduction in systemic antibiotics and healthcare utilization

At Risk Pool for VAP is Large and Expected to Grow Patients on mechanical ventilation for ?48 hours are at significant risk for VAP Incidence ranges from 15% to 30% >400,000 patients receive mechanical ventilation ?48 hours in US each year1 With the graying of the population and associated illness severity, the at-risk pool for VAP is expected to grow 1http://hcup.ahrq.gov/HCUPnet.asp

Prevention of VAP Becoming a Major Quality Criterion for ICUs 1999 Institute of Medicine issues its 'To Err is Human' report pointing to the prevalence of medical errors and avoidable complications in US hospitals. The ICU was identified as a major site for medical errors. National focus turns to patient safety and improved processes of care. 2000 2002 2003 & beyond? The Leapfrog Group, a coalition of large purchasers, created to demand better healthcare for their insured employees and retirees. The group develops purchasing standards including a call for dedicated intensivist staffing in urban hospitals by 2003.1 Joint Commission on Accreditation of Healthcare Organizations (JCAHO), the primary regulatory organization for US hospitals, develops performance metrics for ICU. Prevention of VAP is first on the list. The movement in the last few years suggest that hospitals may have to compete for contracts based on their ability to meet quality standards set by JCAHO and others. ICU will continue as an area of focus. IOM issues its report on medical errors. Large purchasers team up to demand better healthcare. JCAHO sets ICU standards. Prevention of VAP top of list. Contracts awarded to hospitals meeting ICU quality standards. 1In 2002, Empire Blue Cross/Blue Shield of New York announced higher reimbursement rates for hospitals meeting Leapfrog standards. Sources: http://books.nap.edu/html/to_err_is_human; http://www.leapfroggroup.org; http://www.jcaho.org/pms/core+measures/candidate+core+measure+sets.htm ; http://www.asahq.org/Newsletters/2002/8_02/new_begin.htm

Substantial Evidence Base that VAP Poses Considerable Economic Burden In the recent State of the Art on VAP1, authors Chastre and Fagon conclude that the body of evidence suggests that VAP extends ICU stay by at least 4 days. Author (Year) Study Region Increased utilization and costs associated with VAP Increased utilization and costs associated with VAP Author (Year) Study Region Extra Days in ICU Extra Charges Rello (2002)2 US 6.1 days $41,294 Heyland (1999)3 Canada 4.3 days Baker (1996)4 US 5.5 days $40,000 Papazian (1996)5 France 8.4 days Fagon (1993)6 France 6 days Note: shaded area means the data were not reported. 1Am J Respir Crit Care Med. 2002;165:867-903. 2Chest. 2002;122:2115-21. 3Am J Respir Crit Care Med. 1999 Apr;159(4 Pt 1):1249-56. 4Am J Respir Crit Care Med. 1996 Jan;153(1):343-9. 5Am J Respir Crit Care Med. 1996 Jul;154(1):91-7. 6Am J Med. 1993 Mar;94(3):281-8.

Hospitals Losing Money on VAP: Medicare Case Study At least 50% of patients developing VAP are ?65 years of age1 Under Medicare, hospitals are paid on a fixed-fee basis (prospective payment) per diagnosis related group (DRG) Less than half of DRGs allow for complications or comorbidity2 No DRG for VAP Losses of $15,000 per case have been documented for mechanically-ventilated ICU patients developing pneumonia3 Recent data suggest that Medicare reimbursements will continue to trail rising hospital costs, particularly for high volume DRGs4 1Chest (2002) 122:2115-21. 2http://www.infectioncontroltoday.com 3Arch Intern Med. 1991;151:1109-1114. 4Data Advantage Corporation, US Hospitals' Medicare Costs Now Exceed Reimbursements for Top DRGs

Drugs to Prevent/Treat Serious Infectious Complications Command High Price Novel antimicrobials and novel agents in the ICU command a price of at least $1,800 per course up to $8,000 per course. *Estimated manufacturer's selling price [AWP x .80] per (labeled) course of therapy, 2002 Note: AmBisome and Vfend are often used empirically in febrile neutropenic patients.

US VAP Market Opportunity Patient Population # Patients (1998) Economic Benefit (1) Opportunity (millions) (2) Patients on MV ? 48 hours 400,000* $2,000- $4,000 $800 - $1,600 High value indication Prevent poor health outcomes if no prevention administered Reduction in utilization of ancillary resources if successful No agents currently under development for prevention of VAP Concentrated audience: large, acute care hospitals Per-patient est. benefit of reducing incidence of VAP among 100 patients 10% reduction = 10 VAP prevented * $40,000/case ^ 100 patients (r) $4,000 per patient 5% reduction = 5 VAP prevented * $40,000/case ^ 100 patients (r) $2,000 per patient (2) Subject to regulatory approval and appropriate reimbursement levels from payors * Source: Healthcare Utilization Project 1999

Competitive Environment Favorable to Iseganan No agents currently under development to prevent VAP Several problems with currently-available agents (e.g., PTA) Poor resistance profile Development of resistance Lack of coverage against resistant organisms (e.g., MRSA) No pharma sponsorship No commercially-available formulation Iseganan has ideal profile for preventative agent Broad antimicrobial coverage Favorable resistance profile Low propensity to resistance Activity against common resistant pathogens Safe; not absorbed Not used systemically

Attractive Product Margins & Concentrated Sales Effort Margins >85% achievable even under conservative price scenarios Sales force of 100-150 needed to cover major targets ~1,100 hospitals account for majority of target population Large urban hospitals (?200 beds)1 Each representative can manage approximately 8 centers 1http://hcup.ahrq.gov/HCUPnet.asp

Iseganan: An Important Opportunity Patients at risk for VAP represent a large patient pool Morbidity associated with VAP is substantial Health care providers being evaluated for their performance in preventing VAP VAP costs hospitals money Iseganan clinical program to address many important questions Reduction in VAP Reduction in resource utilization Lack of resistance

VAP Program Time and Costs Timeline First patient in expected Q2 '03 Data expected Q2 '04 Available financial resources Cash/short-term investment balance 12.02 $13.3MM Raise up to $3.5MM subject to shareholder approval Cash expected to last until H2 2004 $2-3 million per quarter until trial unblinded < $1.5 million per quarter thereafter Without additional financings, shareholders' equity is expected to drop below the $10MM Nasdaq National Market minimum threshold prior to end of trial

Summary Terms of Proposed Financing Up to $3.5 million Series A Convertible Preferred Stock Priced at 8% discount to the lower of the 5-day average closing price prior to signing the purchase agreement and the 5-day average closing price prior to the issue date 8% paid-in-common dividend 50% warrant coverage at exercise price with no discount. 50% reduction in exercise price if delisted from Nasdaq National Market Liquidation preference Right to appoint 2 Directors Protective provisions: Right to approve future financings, change of control transactions and liquidation No anti-dilution or redemption features Registration rights Operating covenants and penalties

Additional Issues Requiring Shareholder Approval Reverse split (1:8 to 1:12 range) Increase in authorized shares from 70MM to 100MM Increase in options available for grant under stock option plan by 1.9MM options

Additional Information about the Transactions and Where to Find It On March 3, 2003 IntraBiotics filed a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of IntraBiotics to be held for the purpose of voting on various matters including: (1) a reverse stock split of the Company's outstanding common stock and (2) a potential private placement of preferred stock to be issued to certain new and existing stockholders, including Dr. Ernest Mario, the Chairman of IntraBiotics, and (3) certain other matters (the "Transactions"). STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED BY INTRABIOTICS WITH THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. The definitive proxy statement and any other documents filed by IntraBiotics with the SEC may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of documents filed with the SEC by IntraBiotics by contacting Joyce Bremer c/o IntraBiotics Pharmaceuticals, Inc., P. O. Box 1720, Mountain View, California 94042, (650) 526-6818. You may also obtain a free copy of the definitive proxy statement by contacting Georgeson Shareholder Communications at (866) 216-0457. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in IntraBiotics solicitation of proxies of stockholders is available in the definitive proxy statement filed with the SEC on March 3, 2003.